Exhibit 99.1

IMAX CORPORATION REPORTS

FIRST QUARTER 2024 EARNINGS RESULTS

•
Global entertainment platform delivers Revenue of $79 million and strong profitability, including Net Income of $3.3 million up 33% YoY and Total Adjusted EBITDA Margin(1) of 40.5% up more than 300 basis points YoY.
•
IMAX system installations climb +67% YoY to 15 in Q1; sales activity gaining momentum with 17 signings for new and upgraded IMAX systems worldwide year-to-date.
•
IMAX Global Box Office (GBO) of $261 million marks Company’s third highest grossing Q1 ever, driven by “Dune: Part Two”, “Godzilla x Kong: New Empire”; IMAX-exclusive “Queen Rock Montreal”; and local language releases, which contributed 21% of quarterly GBO.
•
IMAX delivers 5.9% of Domestic Box Office in Q1 — Company’s highest quarterly market share ever in North America — and strong 3.4% of Global Box Office.

NEW YORK, NY — April 25, 2024 — IMAX Corporation (NYSE: IMAX) today reported financial results for the first quarter of 2024, demonstrating the value of its unique global entertainment platform and broad content portfolio.

“IMAX powers awe-inspiring experiences for audiences around the world; our technology, deep relationships with creators, and global scale combine to make us a wholly differentiated platform, and as a result, one of the most consistent winners in global media and entertainment,” said Rich Gelfond, CEO of IMAX.

“Our industry leading momentum is fueled in part by our strategic expansion of the IMAX value proposition; increasingly, our technology is driving content creation as much as it is content delivery. “Oppenheimer”, “Dune — Part Two”, and “Godzilla x Kong” demonstrate that more and more of today’s commercially and critically successful blockbusters are shot with IMAX cameras for the IMAX platform — which drives our global box office and makes our systems even more of a ‘must have’ for global exhibitors.”

“We currently have more films in production shooting with IMAX cameras than at any time in our history, and an unprecedented run of Filmed for IMAX® titles scheduled for 2025 — including every one of our releases slated for the critical summer blockbuster season. We are also opening the aperture of The IMAX Experience® by working with a wider variety of creators than ever across local language, documentaries, and music, gaming, sports, and live events.”

“IMAX is very well-positioned to accelerate growth and margin expansion with a promising slate for the duration of the year, 2025, and 2026, and strong sales activity across key global markets we’re targeting for expansion.”

_______________

(1)
Non-GAAP Financial Measure. See the discussion at the end of this earnings release for a description of the non-GAAP financial measures used herein, as well as reconciliations to the most comparable GAAP amounts.

First Quarter Financial Highlights

	Three Months Ended March 31,
In millions of U.S. Dollars, except per share data	2024	2023	YoY % Change
Total Revenue	$79.1	$86.9	(9%)

Gross Margin	$46.9	$50.1	(6%)
Gross Margin (%)	59.3%	57.7%

Total Adjusted EBITDA(1)(2)	$32.1	$32.3	(1%)
Total Adjusted EBITDA Margin (%)(1)(2)	40.5%	37.2%

Net Income(3)	$3.3	$2.5	33%
Diluted Net Income per share(3)	$0.06	$0.04	50%
Adjusted Net Income(1)(3)	$7.9	$9.0	(12%)
Adjusted Net Income Per Share(1)(3)	$0.15	$0.16	(6%)

Weighted average shares outstanding (in millions):
Basic	52.5	54.1	(3%)
Diluted	53.4	55.0	(3%)

_______________

(1)
Non-GAAP Financial Measure. See the discussion at the end of this earnings release for a description of the non-GAAP financial measures used herein, as well as reconciliations to the most comparable GAAP amounts.
(2)
Total Adjusted EBITDA is before adjustments for non-controlling interests. Total Adjusted EBITDA per Credit Facility attributable to common shareholders, excluding non-controlling interests, was $28.1 million and $27.3 million for each of the three months ended March 31, 2024 and 2023, respectively.
(3)
Attributable to common shareholders.

First Quarter Segment Results(1)

	Content Solutions			Technology Products and Services

In millions of U.S. Dollars	Revenue	Gross Margin	Gross Margin %	Revenue	Gross Margin	Gross Margin %
1Q24	$34.0	$22.1	65%	$43.2	$23.6	55%
1Q23	32.1	18.0	56%	51.7	29.9	58%
% change	6%	23%		(16%)	(21%)

_______________

Please refer to the Company’s Form 10-Q for the period ended March 31, 2024 for additional segment information.

Content Solutions Segment

•
Content Solutions revenue of $34 million increased 6% year-over-year driven by incremental revenue from alternative content including the Queen Rock Montreal concert film coupled with the strong March box office from “Dune: Part 2” and “Godzilla x Kong: New Empire”. Gross box office from IMAX locations of $261 million compares to box office of $273 million in Q1 2023.
•
Gross margin for Content Solutions of $22 million increased 23% year-over-year. Gross margin percent of 65% increased 900 basis points year-over-year driven by lower marketing expenses and the performance of alternative content.

Technology Products and Services Segment

•
Technology Products and Services revenues and gross margin decreased 16% to $43 million and 21% to $24 million, respectively, reflecting lower system renewals and mix of fewer sale/hybrid installations.
•
During the first quarter the Company installed 15 systems compared to 9 systems in the first quarter of 2023. Of those, 5 systems were under sales arrangements compared to 8 systems in the prior year.
•
The Commercial network grew 4% year-over-year with the number of IMAX locations increasing to 1,697.
•
IMAX system backlog stands at 442 systems at the end of March including 377 new systems representing potential future network growth of approximately 21%.

Operating Cash Flow and Liquidity

Net cash used in operating activities for the first quarter of 2024 was $11.0 million compared to net cash provided by operating activities of $21.2 million in the first quarter of 2023. The change year over year reflects the timing of box office and related collections. The first quarter of 2023 operating cash flows benefited from strong box office at the end of 2022 and in early 2023 driven by the film slate, which included Avatar: The Way of Water. In comparison, the first quarter of 2024 operating cash flows were negatively impacted from lower levels of box office in the fourth quarter 2023, and early 2024 due to the weaker film slate stemming from the Hollywood Actors and Writers strikes.

As of March 31, 2024, the Company’s available liquidity was $367.0 million. The Company's liquidity includes cash and cash equivalents of $81.0 million, $231.0 million in available borrowing capacity under the Credit Facility, and $55.0 million in available borrowing capacity under IMAX China’s revolving facilities. Total debt, excluding deferred financing costs, was $302.0 million as of March 31, 2024.

In 2021, the Company issued $230.0 million of 0.500% Convertible Senior Notes due 2026 (“Convertible Notes”). In connection with the pricing of the Convertible Notes, the Company entered into privately negotiated capped call transactions with an initial cap price of $37.2750 per share of the Company's common shares.

Share Count and Capital Return

The weighted average basic and diluted shares outstanding used in the calculation of adjusted EPS for the first quarter of 2024 were 52.5 million and 53.4 million, respectively, compared to 54.1 million and 55.0 million, respectively for the first quarter of 2023, a decrease year-over-year of 2.9% for both basic and diluted shares outstanding.

During the first quarter of 2024, the Company repurchased 1.2 million common shares at an average price of $13.99 per share, for a total of $16.2 million, excluding commission.

On June 14, 2023, the Company announced a 3-year extension to its share-repurchase program through June 30, 2026. The current share-repurchase program authorizes the Company to repurchase up to $400.0 million of its common shares, of which approximately $150.8 million remains available.

Supplemental Materials

For more information about the Company’s results, please refer to the IMAX Investor Relations website located at investors.imax.com.

Investor Relations Website and Social Media

On a monthly basis, the Company posts quarter-to-date box office results on the IMAX Investor Relations website located at investors.imax.com. The Company expects to provide such updates within five business days of month-end, although the Company may change this timing without notice.

The Company may post additional information on the Company’s corporate and Investor Relations website which may be material to investors. Accordingly, investors, media and others interested in the Company should monitor the Company’s website in addition to the Company’s press releases, SEC filings and public conference calls and webcasts, for additional information about the Company.

Conference Call

The Company will host a conference call today at 8:30 AM ET to discuss its first quarter 2024 financial results. This call is being webcast and can be accessed at investors.imax.com. To access the call via telephone, interested parties please pre-register here: https://register.vevent.com/register/BI46ca10609420421dbc164d6f147fe1ff and you will be provided with a dial-in number and unique pin. To avoid delays, we encourage participants to dial into the conference call ten minutes ahead of the scheduled start time. A replay of the call will be available via webcast at investors.imax.com.

About IMAX Corporation

IMAX, an innovator in entertainment technology, combines proprietary software, architecture, and equipment to create experiences that take you beyond the edge of your seat to a world you've never imagined. Top filmmakers and studios are utilizing IMAX systems to connect with audiences in extraordinary ways, making IMAX's network among the most important and successful theatrical distribution platforms for major event films around the globe.

IMAX is headquartered in New York, Toronto, and Los Angeles, with additional offices in London, Dublin, Tokyo, and Shanghai. As of March 31, 2024, there were 1,772 IMAX systems (1,697 commercial multiplexes, 12 commercial destinations, 63 institutional) operating in 89 countries and territories. Shares of IMAX China Holding, Inc., a subsidiary of IMAX Corporation, trade on the Hong Kong Stock Exchange under the stock code “1970”.

IMAX®, IMAX® 3D, Experience It In IMAX®, The IMAX Experience®, DMR®, Filmed For IMAX®, IMAX LIVETM, IMAX Enhanced®, IMAX StreamSmartTM, and SSIMWAVE® are trademarks and trade names of IMAX Corporation or its subsidiaries that are registered or otherwise protected under laws of various jurisdictions. For more information, visit www.imax.com. You can also connect with IMAX on Instagram (www.instagram.com/company/imax), Facebook (www.facebook.com/imax), LinkedIn (www.linkedin.com/company/imax), X (www.twitter.com/imax), and YouTube (www.youtube.com/imaxmovies).

For additional information please contact:

Investors: IMAX Corporation, New York Jennifer Horsley 212-821-0154 jhorsley@IMAX.com	Media: IMAX Corporation, New York Mark Jafar 212-821-0102 mjafar@imax.com

Forward-Looking Statements

This earnings release contains forward looking statements that are based on IMAX management's assumptions and existing information and involve certain risks and uncertainties which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. These forward-looking statements include, but are not limited to, references to business and technology strategies and measures to implement strategies, competitive strengths, goals, expansion and growth of business, operations and technology, future capital expenditures (including the amount and nature thereof), industry prospects and consumer behavior, plans and references to the future success of IMAX Corporation together with its consolidated subsidiaries (the “Company”) and expectations regarding the Company's future operating, financial and technological results. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with the expectations and predictions of the Company is subject to a number of risks and uncertainties, including, but not limited to, risks associated with investments and operations in foreign jurisdictions and any future international expansion, including those related to economic, political and regulatory policies of local governments and laws and policies of the United States and Canada, as well as geopolitical conflicts; risks related to the Company’s growth and operations in China; the performance of IMAX remastered films and other films released to the IMAX network; the signing of IMAX System agreements; conditions, changes and developments in the commercial exhibition industry; risks related to currency fluctuations; the potential impact of increased competition in the markets within which the Company operates, including competitive actions by other companies; the failure to respond to change and advancements in technology; risks relating to consolidation among commercial exhibitors and studios; risks related to brand extensions and new business initiatives; conditions in the in-home and out-of-home entertainment industries; the opportunities (or lack thereof) that may be presented to and pursued by the Company; risks related to cyber-security and data privacy; risks related to the Company’s inability to protect the Company’s intellectual property; risks associated with the Company’s use of artificial intelligence and exploration of additional use cases of artificial intelligence; risks related to climate change; risks related to weather conditions and natural disasters that may disrupt or harm the Company’s business; risks related to the Company’s indebtedness and compliance with its debt agreements; general economic, market or business conditions; risks related to political, economic and social instability; the failure to convert system backlog into revenue; changes in laws or regulations; any statements of belief and any statements of assumptions underlying any of the foregoing; other factors and risks outlined in the Company's periodic filings with the SEC; and other factors, many of which are beyond the control of the Company. Consequently, all of the forward-looking statements made in this earnings release are qualified by these cautionary statements, and actual results or anticipated developments by the Company may not be realized, and even if substantially realized, may not have the expected consequences to, or effects on, the Company. These factors, other risks and uncertainties and financial details are discussed in the Company’s most recent Annual Report on Form 10-K. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Primary Reporting Groups

The Company’s Chief Executive Officer (“CEO”) is its Chief Operating Decision Maker (“CODM”), as such term is defined under U.S. GAAP. The CODM assesses segment performance based on segment revenues and gross margins. Selling, general and administrative expenses, research and development costs, the amortization of intangible assets, provision for (reversal of) current expected credit losses, certain write-downs, interest income, interest expense, and income tax (expense) benefit are not allocated to the Company’s segments.

The Company has the following reportable segments:

(i)
Content Solutions, which principally includes the digital remastering of films and other content into IMAX formats for distribution to the IMAX network. To a lesser extent, the Content Solutions segment also earns revenue from the distribution of large-format documentary films and exclusive experiences ranging from live performances to interactive events with leading artists and creators, as well as film post-production services.

(ii)
Technology Products and Services, which includes results from the sale or lease of IMAX Systems, as well as from the maintenance of IMAX Systems. To a lesser extent, the Technology Product and Services segment also earns revenue from certain ancillary theater business activities, including after-market sales of IMAX System parts and 3D glasses.

Transactions between segments are valued at exchange value. Inter-segment profits are eliminated upon consolidation, as well as for the disclosures below.

IMAX Network and Backlog

	Three Months Ended March 31,
System Signings(1):	2024	2023
Sales Arrangements	5	15
Hybrid JRSA	—	—
Traditional JRSA	3	13
Total IMAX System Signings	8	28

	Three Months Ended March 31,
System Installations(2):	2024	2023
Sales Arrangements	5	8
Hybrid JRSA	1	—
Traditional JRSA	9	1
Total IMAX System Installations	15	9

	March 31,
System Backlog:	2024	2023
Sales Arrangements	164	170
Hybrid JRSA	101	118
Traditional JRSA	177	180
Total IMAX System Backlog	442	468

	March 31,
System Network:	2024	2023
Commercial Multiplex Theaters
Sales Arrangements	768	704
Hybrid JRSA	138	149
Traditional JRSA	791	778
Total Commercial Multiplex Theaters	1,697	1,631
Commercial Destination Theaters	12	12
Institutional Theaters	63	68
Total System Network	1,772	1,711

______________

(1) System signings include new signings of 8 in Q1 2024 and 27 in Q1 2023.

(2) System installations include new systems installations of 12 in Q1 2024 and 7 in Q1 2023.

IMAX CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of U.S. dollars, except per share amounts)

	Three Months Ended
	March 31,
	2024	2023
Revenues
Technology sales	$7,904	$17,822
Image enhancement and maintenance services	50,348	47,127
Technology rentals	18,601	20,058
Finance income	2,270	1,939
	79,123	86,946
Costs and expenses applicable to revenues
Technology sales	4,767	7,232
Image enhancement and maintenance services	21,195	23,085
Technology rentals	6,272	6,578
	32,234	36,895
Gross margin	46,889	50,051
Selling, general and administrative expenses	31,257	34,148
Research and development	2,187	1,855
Amortization of intangible assets	1,343	1,074
Credit loss expense, net	35	220
Restructuring and executive transition costs	—	1,353
Income from operations	12,067	11,401
Realized and unrealized investment gains	30	44
Retirement benefits non-service expense	(107)	(77)
Interest income	534	407
Interest expense	(1,945)	(1,767)
Income before taxes	10,579	10,008
Income tax expense	(5,159)	(4,885)
Net income	5,420	5,123
Less: net income attributable to non-controlling interests	(2,146)	(2,669)
Net income attributable to common shareholders	$3,274	$2,454

Net income per share attributable to common shareholders:
Basic	$0.06	$0.05
Diluted	$0.06	$0.04

Weighted average shares outstanding (in thousands):
Basic	52,501	54,064
Diluted	53,406	54,991
Additional Disclosure:
Depreciation and amortization	$15,164	$13,320
Amortization of deferred financing costs	$492	$625

IMAX CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands of dollars, except share amounts)

	March 31,	December 31,
	2024	2023
Assets
Cash and cash equivalents	$81,017	$76,200
Accounts receivable, net of allowance for credit losses	140,579	136,259
Financing receivables, net of allowance for credit losses	125,614	127,154
Variable consideration receivables, net of allowance for credit losses	64,503	64,338
Inventories	36,153	31,584
Prepaid expenses	12,711	12,345
Film assets, net of accumulated amortization	8,050	6,786
Property, plant and equipment, net of accumulated depreciation	240,450	243,299
Other assets	19,634	20,879
Deferred income tax assets, net of valuation allowance	7,712	7,988
Goodwill	52,815	52,815
Other intangible assets, net of accumulated amortization	34,902	35,022
Total assets	$824,140	$814,669
Liabilities
Accounts payable	$18,734	$26,386
Accrued and other liabilities	101,038	111,013
Deferred revenue	60,999	67,105
Revolving credit facility borrowings, net of unamortized debt issuance costs	68,034	22,924
Convertible notes and other borrowings, net of unamortized discounts and debt issuance costs	229,435	229,131
Deferred income tax liabilities	12,521	12,521
Total liabilities	490,761	469,080
Commitments, contingencies and guarantees
Non-controlling interests	649	658
Shareholders' equity
Capital stock common shares — no par value. Authorized — unlimited number.
52,622,200 issued and outstanding (December 31, 2023 — 53,260,276 issued and outstanding)	393,597	389,048
Other equity	171,877	185,087
Statutory surplus reserve	3,932	3,932
Accumulated deficit	(297,284)	(292,845)
Accumulated other comprehensive loss	(13,320)	(12,081)
Total shareholders' equity attributable to common shareholders	258,802	273,141
Non-controlling interests	73,928	71,790
Total shareholders' equity	332,730	344,931
Total liabilities and shareholders' equity	$824,140	$814,669

IMAX CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of dollars)

	Three months ended
	March 31,
	2024	2023
Operating Activities
Net income	$5,420	$5,123
Adjustments to reconcile net income to cash (used in) provided by operating activities:
Depreciation and amortization	15,164	13,320
Amortization of deferred financing costs	492	625
Credit loss expense, net	35	220
Write-downs, including asset impairments	109	304
Deferred income tax expense (benefit)	571	(193)
Share-based and other non-cash compensation	4,783	5,135
Unrealized foreign currency exchange loss (gain)	33	(78)
Realized and unrealized investment gains	(30)	(44)
Changes in assets and liabilities:
Accounts receivable	(4,502)	12,374
Inventories	(4,672)	(5,946)
Film assets	(4,912)	(3,884)
Deferred revenue	(6,075)	2,606
Changes in other operating assets and liabilities	(17,384)	(8,344)
Net cash (used in) provided by operating activities	(10,968)	21,218
Investing Activities
Purchase of property, plant and equipment	(1,104)	(364)
Investment in equipment for joint revenue sharing arrangements	(4,442)	(2,157)
Acquisition of other intangible assets	(1,594)	(1,760)
Net cash used in investing activities	(7,140)	(4,281)
Financing Activities
Revolving credit facility borrowings	45,000	25,717
Repayments of revolving credit facility borrowings	—	(31,180)
Other borrowings	—	315
Repayment of other borrowings	(156)	—
Repurchase of common shares	(17,856)	(3,656)
Taxes withheld and paid on employee stock awards vested	(4,194)	(6,233)
Net cash provided by (used in) financing activities	22,794	(15,037)
Effects of exchange rate changes on cash	131	(55)
Increase in cash and cash equivalents during period	4,817	1,845
Cash and cash equivalents, beginning of period	76,200	97,401
Cash and cash equivalents, end of period	$81,017	$99,246

Segment Revenue and Gross Margin

	Three Months Ended
	March 31,
(In thousands of U.S. Dollars)	2024	2023
Revenue
Content Solutions	$34,013	$32,101
Technology Products and Services	43,150	51,667
Sub-total for reportable segments	77,163	83,768
All Other(1)	1,960	3,178
Total	$79,123	$86,946

Gross Margin
Content Solutions	$22,099	$17,995
Technology Products and Services	23,584	29,891
Sub-total for reportable segments	45,683	47,886
All Other(1)	1,206	2,165
Total	$46,889	$50,051

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(1)
All Other includes the results from Streaming and Consumer Technology and other ancillary activities.

IMAX CORPORATION

NON-GAAP FINANCIAL MEASURES

(in thousands of U.S. dollars)

In this release, the Company presents adjusted net income attributable to common shareholders and adjusted net income attributable to common shareholders per basic and diluted share, EBITDA, Adjusted EBITDA per Credit Facility, Adjusted EBITDA margin as supplemental measures of the Company’s performance, which are not recognized under U.S. GAAP. Adjusted net income attributable to common shareholders and adjusted net income attributable to common shareholders per basic and diluted share exclude, where applicable: (i) share-based compensation; (ii) realized and unrealized investment gains or losses; (iii) transaction-related expenses; and (iv) restructuring and executive transition costs, as well as the related tax impact of these adjustments.

The Company believes that these non-GAAP financial measures are important supplemental measures that allow management and users of the Company’s financial statements to view operating trends and analyze controllable operating performance on a comparable basis between periods without the after-tax impact of share-based compensation and certain unusual items included in net income (loss) attributable to common shareholders. Although share-based compensation is an important aspect of the Company’s employee and executive compensation packages, it is a non-cash expense and is excluded from certain internal business performance measures.

A reconciliation from net income (loss) attributable to common shareholders and the associated per share amounts to adjusted net income attributable to common shareholders and adjusted net income attributable to common shareholders per diluted share is presented in the table below. Net income (loss) attributable to common shareholders and the associated per share amounts are the most directly comparable GAAP measures because they reflect the earnings relevant to the Company’s shareholders, rather than the earnings attributable to non-controlling interests.

In addition to the non-GAAP financial measures discussed above, management also uses “EBITDA,” as such term is defined in the Company’s Credit Agreement, and which is referred to herein as “Adjusted EBITDA per Credit Facility.” As allowed by the Credit Agreement, Adjusted EBITDA per Credit Facility includes adjustments in addition to the exclusion of interest, taxes, depreciation and amortization. Adjusted EBITDA per Credit Facility measure is presented to allow a more comprehensive analysis of the Company’s operating performance and to provide additional information with respect to the Company’s compliance against its Credit Agreement requirements when applicable. In addition, the Company believes that Adjusted EBITDA per Credit Facility presents relevant and useful information widely used by analysts, investors and other interested parties in the Company’s industry to evaluate, assess and benchmark the Company’s results.

EBITDA is defined as net income or loss excluding (i) income tax expense or benefit; (ii) interest expense, net of interest income; (iii) depreciation and amortization, including film asset amortization; and (iv) amortization of deferred financing costs. Adjusted EBITDA per Credit Facility is defined as EBITDA excluding: (i) share-based and other non-cash compensation; (ii) realized and unrealized investment gains or losses; (iii) transaction-related expenses; (iv) restructuring and executive transition costs; and (v) write-downs, net of recoveries, including asset impairments and credit loss expense.

A reconciliation of net income (loss) attributable to common shareholders, which is the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA per Credit Facility is presented in the table below. Net income (loss) attributable to common shareholders is the most directly comparable GAAP measure because it reflects the earnings relevant to the Company’s shareholders, rather than the earnings attributable to non-controlling interests.

In this release, the Company also presents free cash flow, which is not recognized under U.S. GAAP, as a supplemental measure of the Company’s liquidity. The Company definition of free cash flow deducts only normal recurring capital expenditures, including the Company’s investment in joint revenue sharing arrangements, the purchase of property, plant and equipment and the acquisition of other intangible assets (from the Consolidated Statements of Cash Flows), from net cash provided by or used in operating activities. Management believes that free cash flow is a supplemental measure of the cash flow available to reduce debt, add to cash balances, and fund other financing activities. Free cash flow does not represent residual cash flow available for discretionary expenditures. A reconciliation of cash provided by operating activities to free cash flow is presented below.

These non-GAAP measures may not be comparable to similarly titled amounts reported by other companies. Additionally, the non-GAAP financial measures used by the Company should not be considered as a substitute for, or superior to, the comparable GAAP amounts.

Adjusted EBITDA per Credit Facility

(In thousands of U.S. Dollars)	For the Three Months Ended March 31, 2024(1)	For the Three Months Ended March 31, 2023(1)
Revenues	$79,123	$86,946
Reported net income	$5,420	$5,123
Add (subtract):
Income tax expense	5,159	4,885
Interest expense, net of interest income	919	735
Depreciation and amortization, including film asset amortization	15,164	13,320
Amortization of deferred financing costs(2)	492	625
EBITDA	$27,154	$24,688
Share-based and other non-cash compensation	4,783	5,633
Unrealized investment gains	(30)	(44)
Transaction-related expenses	—	156
Write-downs, including asset impairments and credit loss expense	144	524
Restructuring and executive transition costs(4)	—	1,353
Total Adjusted EBITDA	$32,051	$32,310
Total Adjusted EBITDA margin	40.5%	37.2%
Less: Non-controlling interest	$(3,934)	$(5,028)
Adjusted EBITDA per Credit Facility - attributable to common shareholders	$28,117	$27,282

(In thousands of U.S. Dollars)	For the Twelve Months Ended March 31, 2024	For the Twelve Months Ended March 31, 2023
Revenues	$319,892	$327,715
Reported net income (loss)	$33,363	$(2,804)
Add (subtract):
Income tax expense	13,325	12,382
Interest expense, net of interest income	2,285	1,827
Depreciation and amortization, including film asset amortization	61,866	57,240
Amortization of deferred financing costs(2)	2,102	2,779
EBITDA	$112,941	$71,424
Share-based and other non-cash compensation	23,380	27,017
Unrealized investment gains	(451)	(81)
Transaction-related expenses(3)	3,413	1,278
Write-downs, including asset impairments and credit loss expense	2,893	8,638
Restructuring and executive transition costs(4)	1,593	1,353
Total Adjusted EBITDA	$143,769	$109,629
Total Adjusted EBITDA margin	44.9%	33.5%
Less: Non-controlling interest	$(14,775)	$(12,697)
Adjusted EBITDA per Credit Facility - attributable to common shareholders	$128,994	$96,932

______________

(1)
The Senior Secured Net Leverage Ratio is calculated using Adjusted EBITDA per Credit Facility determined on a trailing twelve-month basis.
(2)
The amortization of deferred financing costs is recorded within Interest Expense in the Condensed Consolidated Statement of Operations.
(3)
For the twelve months ended March 31, 2024 and 2023 reflects costs incurred resulting from the Company's proposal to acquire the outstanding 96.3 million shares in IMAX China.
(4)
For the twelve months ended March 31, 2024 and 2023, reflects costs in connection with the departure of the President, IMAX Entertainment and Executive Vice President of the Company and other employees to capture efficiencies and centralize certain operational roles.

Adjusted Net Income Attributable to Common Shareholders and Adjusted Net Income Per Share

_______________

	Three Months Ended March 31,
	2024		2023
(In thousands of U.S. Dollars, except per share amounts)	Net Income	Per Share	Net Income	Per Share
Net income attributable to common shareholders	$3,274	$0.06	$2,454	$0.04
Adjustments(1):
Share-based compensation	4,707	0.09	5,536	0.10
Unrealized investment gains	(30)	—	(45)	—
Transaction-related expenses	—	—	156	—
Restructuring and executive transition costs(2)	—	—	1,353	0.02
Tax impact on items listed above	(10)	—	(429)	(0.01)
Adjusted net income(1)	$7,941	$0.15	$9,025	$0.16

Weighted average shares outstanding — basic		52,501		54,064
Weighted average shares outstanding — diluted		53,406		54,991
(1)
Reflects amounts attributable to common shareholders.
(2)
For the three months ended March 31, 2023, reflects costs in connection with the departure of the President, IMAX Entertainment and Executive Vice President of the Company.

Free Cash Flow

	Three Months Ended	Three Months Ended
(In thousands of U.S. Dollars)	March 31, 2024	March 31, 2023
Net cash provided by operating activities	$(10,968)	$21,218
Purchase of property, plant and equipment	(1,104)	(364)
Acquisition of other intangible assets	(1,594)	(1,760)
Free cash flow before growth CAPEX	(13,666)	19,094
Investment in equipment for joint revenue sharing arrangements	(4,442)	(2,157)
Free cash flow	$(18,108)	$16,937